EXHIBIT 23.3

Commerce & Finance Law Offices

714 Huapu International Plaza 19 Chaowai Avenue,

Chaoyang District, Beijing, PRC; Postcode: 100020

Tel: (8610) 65802255 Fax: (8610) 65802538, 65802678, 65802679, 65802203

E-mail Add: beijing@tongshang.com        Website: www.tongshang.com.cn

April 16, 2004

To: Mtone Wireless Corporation

Re: Consent Letter

Dear Sirs,

We hereby consent to the reference to our name under the headings “Arrangements involving Shanghai Mtone” and “Experts” in the prospectus included in the Registration Statement to be filed by Mtone Wireless Corporation. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Your Sincerely,

Commerce & Finance Law Offices

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